Exhibit 10.1

February 14, 2011

Brian Unger

87 Front Street

Palm Coast, FL 32137

RE: Employment Offer

Dear Brian:

I am excited to extend to you our formal offer of employment for the Executive Vice President, Operations for the Einstein Noah Restaurant Group, Inc. (“ENRGI”). We are proud of the outstanding team we are building and look forward to the contributions and experience you will bring as a full time member of the ENRGI Team.

This position will report directly to myself with a dotted line to Dan Dominguez, Chief Operating Officer during a transition of his responsibilities during the second half of 2011. Your biweekly pay will be $11,923.07 (if annualized, $310,000.00) with an annual target bonus of 75% of your base compensation, prorated for 2010 based on hire date.

This position is located at the Lakewood, Colorado headquarters and as such will require a relocation to the Denver area, immediately upon your start date, which we have agreed will be on or before March 1, 2011. The Company will provide temporary housing for a period of up to three (3) months following your date of hire for you and your family.

As Executive Vice President of Operations, you will be responsible for partnering with our CEO and Chief Operations Officer in leading corporate strategic and tactical store operations initiatives. As part of your Personal Performance Objectives (PPO’s) you will play a key Leadership role in developing our Operational Strategy, along with working directly with the Executive Leadership Team in setting Corporate strategy and developing the Annual Operating Plan.

As a regular, full-time employee of ENRGI, you will be eligible to participate in the Employee Benefits Plans that are offered to similarly situated employees. You will be eligible to participate in Medical and Dental coverage on the first of the month following your 31st day of employment. In particular, you will be eligible for Medical and Dental coverage on the first of the month following your 31st day of employment. As an officer and highly compensated employee, you are not able to participate in our 401(k), but you will be eligible to participate in our Non-Qualified Deferred Compensation Plan, subsequent to formal Board of Director approval. Under the company’s Paid Time Off policy you will accrue 20 days per year based on your hire date. In addition to the above mentioned benefits, ENRGI will also pay the premiums for life insurance of $400,000 and Long Term Disability based on your base salary of $310,000. Additional detailed benefit offerings are outlined in our 2011 “Menu of Benefits” pamphlet, which we are enclosing for your review along with this offer letter.

Bonus Potential

As a participant in the ENRGI Bonus Plan, you will be eligible for a bonus based on 75% of your base salary. The bonus is based on a combination of Company Sales and EBITDA performance, as well as individual performance. The bonus plan year is based on our fiscal year and the amount of any bonus is generally paid on or before April 1st of the calendar year following the calendar year to which the bonus relates. Your participation will be prorated based on your date of hire.

Miscellaneous

ENRGI will also provide the following in terms of our employment offer:

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Subject to Board of Director approval, ENRGI will grant you 30,000 stock options and 30,000 Restricted Stock Units (“RSUs”). The strike price for the options will be set based on the stock price at the close of the market on the date of board approval. These options will vest equally over 3 years on the first, second and third anniversaries of the date of grant, provided you are then employed by ENRGI. These stock options have a term life of 10 years.

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To facilitate your immediate relocation to the Lakewood area, the Company will provide temporary housing for you and your family up to three (3) months from date of hire. The Company will also pay directly for the shipment of your household goods from Florida to Colorado. This will be coordinated by and billed directly to ENRGI.

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In terms of your relocation, ENRGI will provide you with a onetime payment of $50,000.00 (gross) for additional relocation expenses. This will be made payable to you on your first paycheck. In the event you terminate your employment with ENRGI voluntarily within one (1) year from your date of hire, you will be responsible for repayment of 50% of the relocation payment made to you.

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After permanent relocation to Colorado, the Company will pay severance for 12 months at then current compensation if services are terminated by the Company for reasons other than for “cause,” which shall mean willful misconduct, a willful failure to perform the officer’s duties, insubordination, theft, dishonesty, conviction of a felony or any other willful conduct that is materially detrimental to the Company or such other cause as the Board in good faith reasonably determines provides cause for the discharge of an officer.

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Such severance will be based on twelve months of your base salary, subject to normal withholdings and paid in four (4) equal installments, at the end of each calendar quarter. Participation in the health and dental plans will be continued for the earlier of twelve months or until other employment has been accepted. Payment of severance will also include a confidentiality provision, mutual non-disparaging statement, a non-solicitation of employer’s customers and/or employees for a period of one year and a non-competition with other fast casual restaurants for a period of one (1) year from date of separation.

Please acknowledge your acceptance of this offer of employment in the space provided and return a copy to me. You may fax a copy back to me at 303-275-7251.

Again, I look forward to working directly with you and am confident that the experience you bring will be a great complement to the current Leadership Team.

Sincerely,

Jeffrey J. O’Neill
President and Chief Executive Officer

I accept the offer as stated above and acknowledge that I have no obligations and/or limitations in terms of being able to perform the essential job functions. Nor, do I have any contractual arrangements with any organizations which may limit my ability to perform the job to the fullest of my abilities. I understand that employment with Einstein Noah Restaurant Group, Inc. is at-will, and may be terminated by me or by Einstein Noah Restaurant Group, Inc without notice at any time, without guideline or formality, for any reason or for no reason.

Signature:	/s/ Brian Unger	Date:	2/17/11
Brian Unger

Witness Signature:	/s/ Jacki Unger	Date:	2/17/11
Jacki Unger